Pricing Supplement Dated January 29, 2008

(To Prospectus dated July 2, 2007,

Prospectus Supplement dated October 25, 2007 and

Prospectus Supplement dated January 29, 2008)

THE BANK OF NEW YORK MELLON CORPORATION

Rule 424(b)(2) File Nos. 333-144261, 333-144261-01, 333-144261-02, 333-144261-03, 333-144261-04, 333-144261-05, 333-144261-06 and 333-144261-07.

Senior Medium-Term Notes Series G, U.S. $ Floating Rate

Senior Medium-Term Notes Series G

(U.S. $ Floating Rate)

Trade Date: January 29, 2008	Original Issue Date: February 5, 2008
Principal Amount: $700,000,000	Net Proceeds to Issuer: $699,860,000

Price to Public: 100.000%, plus accrued interest, if any, from February 5, 2008

Commission/Discount: 0.020%

Agent’s Capacity: ☒ Principal Basis     ☐ Agency Basis

Maturity Date: February 5, 2010

Interest Payment Dates: Interest pays quarterly on the 5th day of February, May, August and November of each year, commencing May 5, 2008 and ending on maturity date (modified following, adjusted)

Interest Rate: 3-month LIBOR + 40 basis points

Initial Interest Rate: 3-month LIBOR + 40 basis points determined on the second London Banking Day preceding the Original Issue Date

Interest Reset Dates: Quarterly on the 5th day of February, May, August and November of each year, commencing May 5, 2008 (modified following, adjusted)

Interest Rate Basis: LIBOR (the designated LIBOR page shall be Reuters page LIBOR01 and the LIBOR currency shall be U.S. Dollars)

Index Maturity: 3-month

Spread: + 40 basis points

Interest Rate Determination Dates: The second London Banking Day preceding the related Interest Reset Date

Form:	☒	Book Entry
Certificated

Redemption:	☒	The Notes cannot be redeemed prior to maturity
	☐	The Notes may be redeemed prior to maturity

Repayment:	☒	The Notes cannot be repaid prior to maturity
	☐	The Notes can be repaid prior to maturity at the option of the holder of the Notes

Discount Note:	☐ Yes	☒ No

Defeasance: The defeasance and covenant defeasance provisions of the Senior Indenture described under “Description of Senior Debt Securities and Senior Subordinated Debt Securities – Legal Defeasance and Covenant Defeasance” in the Prospectus will apply to the Notes.

Plan of Distribution: The Notes described herein are being purchased, severally and not jointly, by each of the agents named in the below table (the “Agents”), each as principal, on the terms and conditions described in each Prospectus Supplement under the caption “Plan of Distribution of Medium-Term Notes.”

Agent	Aggregate Principal Amount of Notes to be Purchased
J.P. Morgan Securities Inc.	$297,500,000
Morgan Stanley & Co. Incorporated	$297,500,000
BNY Capital Markets, Inc.	$105,000,000
Total:	$700,000,000

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